SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
  Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                            Commission File Number  33-97660
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                           Signet Heloc Trust 1995-A
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             (Exact name of registrant as specified in its charter)

            7 North Eighth Street, Richmond, Virginia (804) 747-2000
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                (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

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            (Title of each class of securities covered by this Form)

                                      None
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         Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)       [x ]       Rule 12h-3(b)(1)(ii)      [  ]
    Rule 12g-4(a)(1)(ii)      [  ]       Rule 12h-3(b)(2)(i)       [  ]
    Rule 12g-4(a)(2)(i)       [  ]       Rule 12h-3(b)(2)(ii)      [  ]
    Rule 12g-4(a)(2)(ii)      [  ]       Rule 15d-6                [x ]
    Rule 12h-3(b)(1)(i)       [x ]

         Approximate number of holders of record as of the certification or notice date: 14
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         Pursuant to the requirements of the Securities Exchange Act of 1934
Signet Heloc Trust 1995-A has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                                               BY:      Signet Bank

DATE: March 18, 1997                           BY:  /s/   Suzanne Bachman
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                                                    Suzanne Bachman
                                                    Senior Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.